Exhibit 99.1

ASCENDIA BRANDS, INC. ANNOUNCES DELAY IN FILING ANNUAL REPORT

Hamilton, NJ – June 15, 2007 -- Ascendia Brands, Inc. (AMEX: ASB) today announced a delay in the filing of its Annual Report on Form 10-K for the Fiscal Year ended February 28, 2007.

As previously disclosed in its press release dated June 1, 2007, and on Form 12b-25 filed with the SEC on May 29, 2007, the Company requires additional time to complete its review of the complex accounting for changes to its convertible debt that occurred during its 2007 Fiscal Year.

Ascendia anticipates completing this review and filing its Annual Report on Form 10-K by June 30, 2007.  It currently does not anticipate any material changes to the preliminary earnings information contained in its June 1 press release.  However, there can be no assurance that the Annual Report will be filed by such date, or that the Company’s earnings will be materially unchanged from the estimates earlier provided.

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon® and Healing Garden® brands. The company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada.

Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Ascendia Contact: John D. Wille Chief Financial Officer (609) 219-0930 ext 150 jwille@ascendiabrands.com	Investor Relations Contact: John G. Nesbett IMS, Inc. (203) 972-9200 jnesbett@institutionalms.com